Exhibit 99.2

675 Bering Dr. Suite 400

Houston, Texas 77057

713-830-9600

Fax 713-830-9696

CONTACT:	William George
Chief Financial Officer

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA DECLARES QUARTERLY DIVIDEND

Houston, TX — July 28, 2016 — Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of commercial, industrial and institutional heating, ventilation and air conditioning services, today announced that its board of directors declared a quarterly dividend of $0.07 per share on Comfort Systems USA, Inc. common stock.  The dividend is payable on August 23, 2016 to stockholders of record at the close of business on August 12, 2016.

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 91 locations in 84 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.